Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT (the “Agreement”)

In connection with a possible transaction, Landry’s, Inc. (the “Recipient”) and Morton’s Restaurant Group Inc. (the “Company”), agree as follows:

1. Evaluation Material. In connection with a possible negotiated transaction by the Company (the “Transaction”), the Company and its representatives, including Jefferies & Company, Inc. (“Jefferies”), may furnish the Recipient, in writing and orally, certain information concerning the current and possible future business, operations and finances of the Company and other related information, including, but not limited to, information related to the Transaction or other potential future capital raising plans of the Company (any such information, the “Evaluation Material”). The Evaluation Material may contain, and the fact that a Transaction is being contemplated may constitute, material, nonpublic information within the meaning of the U.S. federal securities laws. The Recipient acknowledges that the U.S. federal securities laws and other laws prohibit any person who has any such material, non-public information about a company from purchasing or selling securities of that company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

2. Limited Use of Evaluation Material. The Recipient agrees to use the Evaluation Material solely in connection with its consideration of a Transaction and for no other purpose.

3. Confidentiality. The Recipient agrees to keep the Evaluation Material confidential and agrees to not disclose it to any other person, other than those of its directors, officers, employees, partners, agents and advisors (such persons, the “Representatives”) who need to know such information to assist the Recipient in determining whether to participate in a Transaction; provided that, the Recipient may disclose, such Evaluation Material (a) if it is or becomes generally available to the public without any violation of this Agreement on the part of the Recipient or anyone to whom it discloses Evaluation Material; (b) if it becomes available to the Recipient on a non-confidential basis from a source which is not known to Recipient, after reasonable inquiry, to be prohibited from disclosing any portion of the Evaluation Material to the Recipient; (c) as required by law or regulation, provided that the Recipient will provide the Company with prompt prior notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; and (d) which was or is independently developed by Recipient without using the Evaluation Material or violating its obligations hereunder. As a condition to the furnishing of Evaluation Material to the Representatives of Recipient, Recipient shall cause its Representatives to treat such information in accordance with the provisions of this Agreement and to perform or to comply with the obligations of Recipient with respect to the Evaluation Material as contemplated hereby. Recipient agrees that it will be fully responsible for any breach of any of the provisions of this Agreement by its Representatives.

In considering a Transaction and reviewing the Evaluation Material, the Recipient confirms that it is acting solely on its own behalf and not as part of a group with any third parties. The Recipient will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions that may lead to the same, with any person regarding a possible transaction involving the Company. The Recipient and its Representatives will not disclose the fact that the Evaluation Material has been made available to them or that discussions or negotiations are taking place between the parties concerning a Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof).

4. Standstill. Recipient hereby agrees that for a period of one year from the date hereof (the “Standstill Period”) Recipient and its affiliates will not (and neither Recipient nor its affiliates will assist, or provide or arrange financing to or for, others in order to), directly or indirectly, acting alone or in concert with others, unless specifically invited on an unsolicited basis in writing in advance by the Company: (i) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or businesses of the Company or any securities issued by the Company, or any option or other right to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or the policies of the Company or to obtain representation on the board of directors (or any committee thereof) of the Company, or solicit or participate in the solicitation of, any proxies or consents with respect to any securities of the Company; (iii) seek or propose to have called, or cause to be called, any meeting of stockholders of the Company; (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; (v) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; (vi) propose or seek to propose any business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; (vii) disclose any intention, plan or arrangement inconsistent with any of the foregoing; or (viii) seek to have the Company amend or waive any provision of this paragraph. Recipient agrees to advise the Company promptly of any inquiry or proposal made to it with respect to any of the foregoing. The Recipient will not prohibit or in any way discourage any lenders or financial advisors from providing financing or advice to any other bidders or potential bidders except for one financial advisor that the Recipient retains. Recipient further agrees that, during the Standstill Period, neither it nor any of its affiliates will, without the written consent of the Company, take any initiative or other action with respect to the Company or any of the subsidiaries of the Company that could require the Company to make a public announcement regarding (i) such initiative or other action, (ii) any of the activities, events or circumstances referred to in the preceding sentences of this paragraph, (iii) the possibility of the Transaction, any similar transaction or the pursuit of strategic alternatives or any strategic alternative by the Company or (iv) the possibility of Recipient or any other person acquiring control of the Company whether by means of a business combination or otherwise. Recipient represents to the Company that as of the date of this Agreement, it, together with its affiliates, owns approximately 850,000 shares of common stock of the Company. The obligations set forth in this paragraph are referred to in this Agreement as the “Standstill”.

Notwithstanding anything in the previous paragraph to the contrary, if, on or after the date of this Agreement, any person or group of persons (other than Recipient) enters into a definitive agreement with the Company providing for: (a) a merger, share exchange, business combination or similar extraordinary transaction as a result of which the persons possessing, immediately prior to the consummation of such transaction, beneficial ownership of the voting securities of the Company entitled to vote generally in elections of directors, would cease to possess, immediately after consummation of such transaction, beneficial ownership of voting securities entitling them to exercise at least fifty percent (50%) of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company (or, if not the Company, the surviving person resulting from such transaction); (b) a sale, exchange or lease of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis); or (c) the acquisition (by purchase, merger or otherwise) by any person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules promulgated thereunder) of beneficial ownership of voting securities of the Company entitling that person to exercise fifty percent (50%) or more of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company (the transactions described in clauses (a), (b) and (c) of this paragraph being each hereinafter referred to as a “Third-Party Agreement”); then, the Standstill shall not restrict the Recipient or its affiliates from making a private acquisition proposal solely to the Board of Directors of the Company; provided, however, that the Standstill again shall be fully applicable in accordance with the terms of the prior paragraph upon the termination of the Third-Party Agreement. For purposes of this Agreement, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Exchange Act.

5. Process. The Recipient acknowledges that (i) the Company shall conduct the process for a possible Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to the Recipient or any other person), (ii) any procedures relating to a Transaction may be changed at any time without notice to the Recipient or any other person, (iii) the Company shall have the right, in its sole discretion, to reject or accept any potential buyer, proposal or offer, and to terminate any discussions and negotiations, at any time and for any or no reason, (iv) neither the Recipient nor any of its Representatives shall have any claims whatsoever against the Company or any of its affiliates or Representatives arising out of or relating to such actions and (v) except for exercising the rights of a shareholder of the Company, neither the Recipient nor any of its Representatives shall challenge any Transaction on the ground that any such actions were wrongful, discriminatory, unfair or otherwise violated any duty owed the Recipient or any such Representative. Unless and until a definitive agreement between the Company or its stockholder(s) and the Recipient with respect to any Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates will be under any legal obligation to the Recipient of any kind whatsoever with respect to such Transaction.

6. Non-Solicitation and Non-Hire of Employees. Recipient acknowledges that the employees of the Company are a key component to the success of the Company and that the preservation of the employee base of the Company is critical to, among other things, the prospects of the Company. Therefore, Recipient agrees that, for a period of eighteen months from the date hereof, neither it nor any of its affiliates who have received Evaluation Material shall hire or solicit any individual who is an officer or management-level employee of the Company or any of its subsidiaries, as of the date hereof or at any time hereafter and prior to the termination of discussions by the Parties with respect to the Transaction, to leave his or her employment with the Company or any of its subsidiaries or in any way interfere with the employment relationship between the Company or any of its subsidiaries and any of their respective employees; provided that the foregoing non-solicitation and non-hiring obligations shall not apply to (1) generalized advertisement of employment opportunities including in trade or industry publications (if not focused specifically on or directed in any way at the employees or an employee of the Company or any of its subsidiaries) or (2) with respect to any management-level employee who does not have a title of vice president or more senior with the Company or any of its subsidiaries, only such employees that are not introduced to recipient in consideration of a Transaction.

7. Return or Destruction of Evaluation Material. In the event Recipient determines it does not wish to proceed with the Transaction, Recipient will promptly advise the Company of that decision. In that case or upon the Company’s request at any time, Recipient agrees to, and to cause its Representatives to, either return or destroy (and certify in writing to such destruction) any Evaluation Material; provided that, Recipient may retain such Evaluation Material as required by applicable law or regulation. Any Evaluation Material that is not returned or destroyed, including, without limitation, any oral Evaluation Material, remains subject to the confidentiality obligations and use restrictions set forth in this Agreement.

8. No Representation or Warranty. Recipient acknowledges that neither the Company, Jefferies nor any of their respective representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material (and only those representations and warranties of the Company which are made in a final definitive agreement when, as and if executed by the Company will have any legal effect). None of the Company, Jefferies or any of their respective representatives shall have any liability as a result of the review or use by Recipient or its Representatives of the Evaluation Material or for any errors therein or omissions therefrom.

9. Acknowledgement of Recipient.

a. Recipient acknowledges that (i) it is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments such as the Transaction, (ii) it will be responsible for conducting its own due diligence investigation with respect to the Company and any Transaction, (iii) if it (including any investment fund or funds it manages or advises) acquires any securities of the Company, it will be doing so based on the results of its own due diligence investigation of the Company, (iv) if it determines to pursue an investment in a Transaction, it will negotiate the Transaction directly with the Company, and Jefferies will not be responsible for the ultimate success of any such investment and (v) the decision to invest in a Transaction will involve a significant degree of risk, including a risk of total loss of such investment.

b. Accordingly, to the fullest extent permitted by law, Recipient releases Jefferies, its employees, officers and affiliates from any liability with respect to Recipient’s participation, or proposed participation, in the Transaction. This Section 9 shall survive any termination of this Agreement. Jefferies has introduced Recipient to the Company in reliance on the Recipient’s understanding and agreement to this Section 9.

c. Each of Recipient and the Company agree that Jefferies, and its employees, officers and affiliates are intended third party beneficiaries of this Agreement.

10. Integration. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to it and may be amended only by a written execution of all parties.

11. Remedies. The parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that each party is entitled to equitable relief, including, without limitation, injunctive relief, as a remedy for any such breach, without the requirement of posting a bond or other security. Such remedy is not the exclusive remedy for breach of this Agreement but is in addition to all other remedies available at law or equity. In the event of litigation regarding the subject matter of this Agreement, the prevailing party in a final, non-appealable order of a court of competent jurisdiction shall be entitled to recover its reasonable expenses and attorneys’ fees in connection with obtaining such order.

12. Diligence Process. Recipient and its Representatives shall not initiate or maintain contact with any stockholder, director, officer, employee, partner, manager, member, agent, supplier, franchisee or lender of the Company with respect to or relating in any way to the Transaction, or in which the Transaction is discussed or referred to directly or indirectly, except as specifically authorized in writing by the Company and as provided in this section. Recipient hereby agrees to submit or direct to the designee or designees of the Company all (a) communications regarding the Transaction, (b) requests for additional information, (c) requests for facility tours or management or employee meetings or conversations and (d) discussions or questions regarding procedures.

13. Miscellaneous.

a. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of laws provisions. The exclusive venue for any actions arising directly or indirectly from this Agreement shall be the appropriate state or federal court sitting in the City of New York, in the State of New York.

b. No Obligation. It is expressly understood by the parties hereto that, other than for the matters specifically agreed to herein, this Agreement is not intended to, and does not, constitute an agreement to consummate the Transaction or enter into a definitive agreement, and both parties acknowledge and agree that unless and until a written definitive agreement concerning the Transaction has been duly executed, neither party shall have any obligation to the other with respect to any Transaction, whether by virtue of this Agreement or any other written or oral expression with respect to the Transaction or otherwise.

c. Headings. The descriptive headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

d. Binding Effect. This Agreement is binding upon the parties and their respective successors and assigns.

e. Counterparts. This Agreement may be executed in separate original counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same Agreement. All exhibits and attachments to this Agreement are hereby incorporated by reference herein and made a part hereof as though set forth at length hereinabove.

14. Termination. Except for Section 9, which shall survive any termination of this Agreement, this Agreement will terminate on the date two years from the date hereof; provided that, such termination shall not relieve any party from liability in respect of breaches by such party prior to such termination.

15. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, THE MATTERS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

The parties have executed this Agreement as of July 14, 2011

COMPANY:		RECIPIENT:

Morton’s Restaurant Group, Inc.		Landry’s, Inc.

/s/ Scott D. Levin		/s/ Steven L. Scheinthal
Name:	Scott D. Levin	Name:	Steven L. Scheinthal
Title:	SVP and General Counsel	Title:	EVP & GC

By executing this Agreement, Mr. Tilman J. Fertitta and his affiliates hereby agree to be bound by the terms hereof.

/s/ Tilman J. Fertitta by Steven L. Scheinthal w/permission

Tilman J. Fertitta